Exhibit 10.40

THIRD AMENDMENT TO
AMENDED AND RESTATED CREDIT AGREEMENT

This Third Amendment to Amended and Restated Credit Agreement (the “Third Amendment”) is made as of the 13th day of December, 2005 by and among

PATHMARK STORES, INC., a corporation organized under the laws of the State of Delaware, having a place of business at 200 Milik Street, Carteret, New Jersey 07008;

the LENDERS party hereto;

FLEET RETAIL GROUP, LLC (f/k/a Fleet Retail Group, Inc.), as Administrative Agent and Collateral Agent for the Lenders, a Delaware limited liability company, having a place of business at 40 Broad Street, Boston, Massachusetts 02109

THE CIT GROUP/BUSINESS CREDIT, INC., as Syndication Agent; and

GMAC COMMERCIAL FINANCE LLC and GENERAL ELECTRIC CAPITAL CORPORATION, as Co-Documentation Agents

in consideration of the mutual covenants herein contained and benefits to be derived herefrom.

WITNESSETH

WHEREAS, the Borrower, the Administrative Agent, the Collateral Agent, the Lenders, the Syndication Agent, and the Co-Documentation Agents have entered into an Amended and Restated Credit Agreement dated as of October 1, 2004 (as amended and in effect, the “Credit Agreement”); and

WHEREAS, the Borrower, the Administrative Agent, the Collateral Agent, the Lenders, the Syndication Agent, and the Co-Documentation Agents have agreed to amend certain provisions of the Credit Agreement as set forth herein.

NOW THEREFORE, it is hereby agreed as follows:

1.	Definitions: All capitalized terms used herein and not otherwise defined shall have the same meaning herein as in the Credit Agreement.

2.	Amendments to Article I. The provisions of Article I of the Credit Agreement are hereby amended as follows:

a. By deleting the definition of “Consolidated EBITDA” in its entirety and substituting the following in its stead:

“Consolidated EBITDA” means, for any period, Consolidated Net Income for such period, plus, without duplication and to the extent deducted from revenues in determining Consolidated Net Income, the sum of (a) the aggregate amount of Consolidated Interest Expense for such period, (b) the aggregate amount of letter of credit fees paid during such period, (c) provisions for taxes based on income for such period, (d) all amounts attributable to depreciation and amortization for such period, (e) other non-cash items (including charges for inventory accounted for on a last in, first out basis) reducing Consolidated Net Income for such period (f) all Yucaipa Charges during such period, (g) all extraordinary charges during such period, (h) all Strategic Charges during such period, (i) all Project 2005 Expenses during such period, and (j) all expenses paid or accrued through Fiscal Year 2006 for lease mitigation costs, shrink and other costs incurred in connection with store closings reducing Consolidated Net Income for such period, but in no event to exceed $22,000,000, and minus, without duplication and to the extent increasing Consolidated Net Income for such period, (k) all extraordinary gains during such period, (l) net gains (howsoever classified) from the sale of Real Property Assets in excess of $10,000,000 during any four fiscal quarter period, and (m) other non-cash items (other than pension income related to the Borrower’s qualified pension plan, to the extent such pension income constitutes a non-cash item) during such period, all as determined on a consolidated basis with respect to the Borrower and its consolidated Subsidiaries in accordance with GAAP.

b. By deleting the definition of "Employee Stock Option Plan" in its entirety and substituting the following in its stead:

“Employee Stock Option Plan” means, collectively, (a) the Pathmark Stores, Inc. 2000 Equity Plan, (b) the Pathmark Stores, Inc. 2000 Non-Employee Directors Equity Plan, and (c) other arrangements providing stock-based compensation exempt under Section 16b-3 of the Exchange Act.

c. By adding the following new definition in appropriate alphabetical order:

“Project 2005 Expenses” means the sum of the following items, without duplication and to the extent deducted from revenues in determining Consolidated Net Income for the Fiscal Year ending on or about January 31, 2006 only: (a) expenses paid or accrued for the remodeling of the Borrower’s stores and charges to income made for inventory shrinkage, all of which together shall not exceed an aggregate amount greater than $13,500,000, plus (b) employee related expenses paid or accrued in connection with (i) labor buyouts with respect to union associates, (ii) the termination of the employment agreement of the former chief executive officer, and (iii) non-union employee reorganization, all of which together shall not exceed an aggregate amount greater than $11,700,000, in each case, as determined in accordance with GAAP.

3.	Conditions to Effectiveness. This Third Amendment shall not be effective until each of the following conditions precedent have been fulfilled to the satisfaction of the Agent:

a.	This Third Amendment shall have been duly executed and delivered by the Borrower, the Administrative Agent, the Collateral Agent and the Required Lenders. The Administrative Agent shall have received a fully executed copy hereof and of each other document required hereunder.

b.	The Borrower shall have reimbursed the Administrative Agent for all expenses due and payable in connection herewith, including, without limitation, its reasonable attorneys’ fees.

c.	No Default or Event of Default shall have occurred and be continuing.

d.	The Borrower shall have provided such additional instruments and documents to the Administrative Agent as the Administrative Agent and its counsel may have reasonably requested.

4.	Miscellaneous.

a.	Except as provided herein, all terms and conditions of the Credit Agreement and the other Loan Documents remain in full force and effect. The Borrower hereby ratifies, confirms, and reaffirms all of the representations, warranties and covenants therein contained. Without limiting the generality of the foregoing, the Borrower hereby acknowledges, confirms and agrees that all Collateral shall continue to secure the Obligations and any modifications, amendments, substitutions or renewals thereof.

b.	This Third Amendment may be executed in several counterparts and by each party on a separate counterpart, each of which when so executed and delivered, shall be an original, and all of which together shall constitute one instrument. Delivery of an executed counterpart of a signature page hereto by telecopy or electronic transmission shall be effective as delivery of a manually executed counterpart hereof.

c.	This Third Amendment expresses the entire understanding of the parties with respect to the matters set forth herein and supersedes all prior discussions or negotiations hereon. Any determination that any provision of this Third Amendment or any application hereof is invalid, illegal or unenforceable in any respect and in any instance shall not effect the validity, legality, or enforceability of such provision in any other instance, or the validity, legality or enforceability of any other provisions of this Third Amendment.

IN WITNESS WHEREOF, the parties hereto have caused this Third Amendment to be executed and their seals to be hereto affixed as of the date first above written.

PATHMARK STORES, INC.

/s/ Frank Vitrano
Frank Vitrano
President and Chief Financial Officer

FLEET RETAIL GROUP, LLC, as Administrative
Agent, Collateral Agent and Lender

/s/ Keith Vercauteren
Keith Vercauteren
Managing Director

GMAC COMMERCIAL FINANCE LLC

/s/ Christopher M. Gauch
Christopher M. Gauch
Vice President

GENERAL ELECTRIC CAPITAL CORPORATION

/s/ Brian P. Schwinn
Brian P. Schwinn
Duly Authorized Signatory

THE CIT GROUP/BUSINESS CREDIT, INC.

/s/ Matthew V. DeFranco
Matthew V. DeFranco
Assistant Vice President

WELLS FARGO FOOTHILL, LLC

/s/ David Hill
David Hill
Vice President